Contact:	FOR IMMEDIATE RELEASE
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063

Aircastle Announces $300 Million Senior Secured Credit Agreement

Stamford, CT.  February 5, 2008 - Aircastle Limited (NYSE: AYR) announced today that a subsidiary company entered into a senior secured credit agreement with JPMorgan Chase Bank, N.A. and Calyon New York Branch. This new credit facility provides for loans in an aggregate amount of up to $300 million to finance certain specified aircraft owned or to be acquired by affiliates of Aircastle.

CEO Ron Wainshal commented, “This credit facility provides Aircastle with added financing capacity and flexibility regarding our funding commitments and makes available additional capacity to source potential new accretive investments.”

About Aircastle Limited

Aircastle Limitedis a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world.  As of December 31, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $4.1 billion and $1.6 billion, respectively, for a total of approximately $5.7 billion.

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